Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Appoints Independent Director James L. Nelson as Chief Executive Officer

NEW YORK, July 12, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that its Board of Directors has unanimously approved the appointment of independent director and industry veteran James L. Nelson to serve as GNL’s Chief Executive Officer and President, effective on or about August 15, 2017. Mr. Nelson abstained from the vote. Mr. Nelson will continue to serve on GNL’s Board of Directors following his appointment; GNL’s Board of Directors consists of six members, four of which are independent.

Mr. Nelson joins the GNL management team with a long track record of success as a leader with experience in real estate, international business and capital markets. He previously served as Chief Executive Officer of a number of public and private companies, including Orbitex Management, a $17 billion (assets under management and administration) financial services company. He also served as Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company from 1986 until 2009. As a director of Icahn Enterprises L.P., Mr. Nelson provided board oversight in the acquisition and divestiture of over $1 billion in real estate assets. Mr. Nelson was a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation from 2011 to 2015 and as Chairman from 2012 to 2015.

Mr. Nelson’s tenure as a board member for numerous public companies includes international business and capital markets experience with the various companies completing over $12 billion in financings and over $8 billion in strategic transactions. He will continue to serve as a board member of Icahn Enterprises, where he has served since 2001 and Herbalife where he has served since 2014.

Mr. Nelson was elected as a member of GNL’s Board of Directors on March 2017 and serves as a member of the nominating committee, governance committee and as Chair of GNL’s audit committee.

Sue Perrotty, GNL’s Non-Executive Chairperson noted, “We welcome Jim to the leadership team of GNL. As a director and the Chairman of GNL’s audit committee, Jim has had the opportunity to acquire a deep understanding of GNL’s portfolio and operations with regard to its investment process, financial capacity, and currency and interest rate hedging capabilities. On behalf of the Board of Directors, we are confident that his experience in real estate and international capital markets will help further GNL in its progress as one of the premier globally-focused net lease REITs. We thank Scott for his leadership and dedication and look forward to the future of GNL and executing our well positioned business strategy under Jim’s leadership.”

“I am delighted to have been appointed to serve as the Chief Executive Officer of Global Net Lease,” Mr. Nelson commented. “Given that the company is at a positive inflection point as it enters its third year since listing as a public company, I am confident we are positioned to extend GNL’s success as a leader in the net lease REIT industry. GNL has in-place a dynamic business strategy and is uniquely positioned to take advantage of both domestic and international opportunities. This includes executing on the acquisition of quality assets with stellar credit, while capitalizing on attractive borrowing costs. Having served as a Chairman of the audit committee creates a strong foundation of knowledge into GNL’s corporate structure and company strategy. I look forward to advancing these plans with the management team in an effort to increase shareholder value in the years to come.”

Mr. Nelson is replacing current Chief Executive Officer Scott Bowman, who is stepping down to spend more time with his family. Mr. Bowman’s last day with GNL will be the later of August 15, 2017, and the day following the filing of the Company’s second quarter 10-Q report with the SEC. Mr. Bowman has resigned without disagreements with GNL, its Advisor or Property Manager, and has offered to make himself available to facilitate a smooth transition.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Brad Cohen Managing Partner ICR Brad.Cohen@icrinc.com (203) 682-8211	Nick Radesca Chief Financial Officer Global Net Lease, Inc. nradesca@globalnetlease.com (212) 415-6500